Exhibit 10.5
CRANE NXT
BENEFIT EQUALIZATION PLAN
Effective as of April 3, 2023

PREAMBLE
Crane Holdings, Co., a Delaware corporation (the “Company”), hereby establishes, effective as of the closing on the Distribution Date (as defined below) (the “Effective Date”), a nonqualified deferred compensation plan referred to as the Crane NXT Benefit Equalization Plan (the “Plan”) for the benefit of designated employees of the Company. In 2023, the Company intends to enter into a Separation and Distribution Agreement with its wholly owned subsidiary, Crane Company (“Crane Company”), whereby Crane Company will separate from the Company in a spin-off transaction (the “Spin-Off”) expected to close on or about April 3, 2023 (the “Distribution Date”), after which the Company and Crane Company will each operate as stand-alone, publicly traded companies. Following the Distribution Date, references to the “Company” shall refer to Crane NXT, Co. (“Crane NXT”).
In connection with the Spin-Off, certain assets and liabilities attributable to the benefits accrued for the Crane NXT Spin-Off Participants (as defined below) under the Crane Co. Benefit Equalization Plan (the “Prior Plan”) have been assigned to and assumed by Crane NXT. Effective as of the Distribution Date, (i) the Company shall cease to be a participating employer, and the Crane NXT Spin-Off Participants shall cease to be participants, in the Prior Plan, (ii) the Crane NXT Spin-Off Participants shall become participants under this Plan, and (iii) the terms of this Plan shall exclusively govern the benefits for the Crane NXT Spin-Off Participants, including those benefits accrued through the Distribution Date under the Prior Plan.
It is intended that the Plan be exempt from the reporting, disclosure, participation, vesting, funding and fiduciary responsibility requirements of Title I of the Employee Retirement Income Security Act of 1974 because it is an unfunded plan maintained by an employer for the purpose of providing benefits for a select group of management or highly compensated employees.
ARTICLE I
DEFINITIONS
The following words and phrases when used in the Plan shall have the meanings indicated in this Article I. Unless indicated otherwise, references herein to articles and sections are to articles and sections of the Plan.
“Affiliate” means an entity in which the Company has a controlling interest or such entity has a controlling interest (as defined under Treasury Regulation Sec. 1.409A-1(b)(5)(iii)(E)(1)) in the Company, in either case directly or indirectly through one or more intermediaries.
“Beneficiary” means the Participant’s surviving spouse or such other individual or individuals entitled to receive a survivor or death benefit with respect to all or any portion of the Participant’s vested account balance under the Savings Plan.
“Board” means the Board of Directors of the Company.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” means the Management Organization and Compensation Committee of the Board.
“Company” means Crane Holdings prior to the Distribution Date and Crane NXT following the Distribution Date.

“Crane NXT Spin-Off Participant” means any individual who participated in the Prior Plan and is employed immediately after the Distribution Date by the Company or its subsidiaries and Affiliates.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.
“Excess Compensation” means the Participant’s “Compensation” (as defined in the Savings Plan) for the applicable Plan Year, reduced by the amount of the compensation limit under Section 401(a)(17) of the Code in effect for the applicable Plan Year ($330,000 for 2023).
“Participant” means a Crane NXT Spin-Off Participant or an employee of the Company who is designated for participation in accordance with Section 2.1.
“Permanent Disability” means a disability by bodily injury or disease, either occupational or nonoccupational in cause, for which the Participant qualifies and actually receives disability income benefits due to a permanent and total disability under either (i) the Federal Social Security Act or (ii) a long-term disability plan or policy sponsored by the Company or an Affiliate and that is issued, maintained or otherwise administered by a non-affiliated insurance company or other party.
“Plan” means this Crane NXT Benefit Equalization Plan, as amended and restated herein and as amended from time to time.
“Plan Year” means the calendar year.
“Retirement Account” means a bookkeeping account maintained by the Company to record the Company’s payment obligation to a Participant with respect to his or her accrued Retirement Benefit under Article III of the Plan.
“Retirement Benefit” means the applicable lump sum benefit described in Article III.
“Savings Plan” means the Crane NXT, Co. Savings and Investment Plan, as amended from time to time and any successor plan.
“Separation from Service” means a Participant’s death, disability, retirement or other termination of employment with the Company and its subsidiaries; provided, however, that, for purposes of this definition, the employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six months, or if longer, so long as the Participant’s right to reemployment with the Company is provided either by statute or by contract. If the period of leave exceeds six months and the Participant’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. The term “Separation from Service” shall be interpreted and applied in accordance with Section 409A of the Code and any regulations or other guidance thereunder.
“Vesting Service” means “Years of Service” credited to a Participant under the Savings Plan.

ARTICLE II
PARTICIPATION AND DISTRIBUTION ELECTIONS
1.1Participation.
(a)Participants. The following individuals shall be eligible to receive a Retirement Benefit:
(i)Each Crane NXT Spin-Off Participant;
(ii)Each individual designated by the Board as an “Executive Officer” of the Company within the meaning of Rule 405 under the Securities Act of 1933, as amended, and Rule 3b-7 under the Securities Exchange Act of 1934, as amended; and
(iii)Each individual having the title of Business Unit President with respect to a business unit based in the United States; provided, however, that any individual who is designated as a Business Unit President on an acting, interim, temporary, or similar basis, as determined by the Company in its sole discretion, shall not be eligible to participate under this clause (iii).
(b)Other Participants. The Committee may designate, in its sole discretion, other employees of the Company or any Affiliate from time to time to participate in the Plan, under such terms and conditions as the Committee may establish.
(c)Notice of Participation. At least annually, the Company shall provide a notice of participation, in a form and substance determined in the discretion of the Company, to each individual who is eligible to participate under the Plan.
(d)Date Participation Commences. Each Crane NXT Spin-Off Participant shall automatically be a Participant in the Plan immediately after the Spin-Off. Each individual who first meets the criteria of participation described in Section 2.1 after the Effective Date shall be deemed to have commenced participation in the Plan for purposes of accruing a Retirement Benefit and making any elections hereunder beginning on the first day of the calendar year next following the date such individual met the criteria of participation described in Section 2.1 above, unless otherwise communicated to the Participant in the Participant’s individual notice of participation.
(e)Continued Eligibility for Interest Credits. Participants who previously accrued a Retirement Benefit (including Crane NXT Spin-Off Participants who accrued all or part of such benefit under the Prior Plan), but are no longer eligible to accrue a future benefit under Section 2.1, shall continue to be eligible for Interest Credits under Section 3.4 below.
1.2Initial Distribution Elections.
Within thirty (30) days of commencing participation in the Plan with respect to a Retirement Benefit, or at such later date and under such conditions as may be permitted under Section 409A of the Code and any guidance of the Internal Revenue Service thereunder, the Participant may elect, in such form or by such method as may be authorized by the Committee with respect to any Retirement Benefit to which the Participant may be entitled, to designate a different commencement date, subject to compliance with Section 409A’s payment date requirements, for payment of the Participant’s Retirement Benefit, than the date specified in Section 3.5.

1.3Subsequent Elections.
A Participant may elect, in such form or by such method as may be authorized by the Committee, to change the commencement date with respect to a Retirement Benefit provided under Section 3.5 or as previously-elected by the Participant to a later commencement date; provided, however, that, except as may be otherwise permitted by the Committee consistent with the requirements of Section 409A of the Code and any guidance of the Internal Revenue Service thereunder, any election by a Participant to change the commencement date of his or her Retirement Benefit shall be subject to the following requirements: (i) the election must not take effect until at least twelve (12) months after the date on which the election is made; (ii) the commencement date elected must be at least five (5) years later than the commencement date otherwise applicable under the Plan or an existing election; and (iii) the election may not be made less than twelve (12) months prior to the commencement date otherwise applicable under the Plan or an existing election.
1.4Existing Elections
For Crane NXT Spin-Off Participants, all payment elections in effect as of immediately prior to the Spin-Off under the Prior Plan shall be deemed to have been made instead under this Plan, and no Crane NXT Spin-Off Participant shall have the right to file a new election due solely to commencing participation in this Plan in connection with the Spin-Off.
ARTICLE III
RETIREMENT BENEFIT
1.1Retirement Account
The Retirement Account is equal to the sum of (i) the balance of the “Part B Retirement Account” under the Prior Plan (as defined therein) immediately before the Effective Date for a Crane NXT Spin-Off Participant and (ii) amounts credited under Section 3.2 from and after the Effective Date, plus Interest Credits accumulated to the date of determination.
1.2Benefit Credits
(a)Plan Year Credits. Each Participant who is eligible under Section 2.1 to participate in the Retirement Benefit program for such Plan Year shall be entitled to a benefit credit under the Participant’s Retirement Account equal to three percent (3%) of the Participant’s Excess Compensation for such Plan Year.
(b)Allocation of Benefit Credits. Benefit credits to a Participant’s Retirement Account shall be deemed to be allocated as of December 31 of the Plan Year to which the credit relates. In the event a Participant ceases to be eligible to participate during the year as a result of a Separation from Service, a change in title from an eligible to an ineligible position, or for any other reason, and subject to the provisions of Section 3.6, benefit credits to a Participant's Retirement Account for the year in which the Participant ceases to be eligible will be determined and allocated as of the date the Participant's eligibility ceases.
1.3Death Benefit
If a Participant dies prior to a distribution of the Participant’s Retirement Benefit, the Participant’s Beneficiary shall receive a distribution of the balance allocated to the Participant’s Retirement Account as of the date of the Participant’s death in lieu of any benefit payable under Section 3.1. For purposes of any such distribution, the balance allocated to Participant’s Retirement Account shall include any credits to which the Participant would be entitled under

Section 3.1 for the Plan Year in which the Participant dies. The distribution to the Participant’s Beneficiary shall be made no later than sixty (60) days following the date of Participant’s death.
1.4Interest Credits
Each Participant’s Retirement Account shall be credited with interest, compounded monthly, accrued at a rate equal to the average 10-year Treasury Constant Maturities for the month of December immediately preceding such Plan Year. Interest shall be credited each year until the earlier of the date of distribution and the end of such Plan Year.
1.5Timing and Form of Payment
(a)Timing of Distribution. Unless the Participant has elected, in accordance with Article II a later commencement date, the vested balance allocated to the Participant’s Retirement Account shall be paid on the first day of the seventh calendar month following the month that includes the date of the Participant’s Separation from Service.
(b)Form of Benefit. The applicable Retirement Benefit shall be paid in a single lump sum cash payment.
1.6Vesting
A Participant’s vested interest in his or her Retirement Account shall be determined in accordance with the following table:

Participant’s Vesting Service	Vested Interest
Less than 1 year	0%
1 year but fewer than 2	20%
2 years but fewer than 3	40%
3 years but fewer than 4	60%
4 years but fewer than 5	80%
5 years or more	100%
Notwithstanding the foregoing, if a Participant has a Separation from Service by reason of death or Permanent Disability, the Participant shall be deemed to be fully vested in his or her Retirement Account regardless of his or her Vesting Service.
1.7Effect of Separation from Service
If a Participant incurs a Separation from Service for any reason, the unvested portion of the Participant’s Retirement Account shall be forfeited as of the date of the Participant’s Separation from Service and the Participant shall have no further rights or interest with respect to such amounts. The Participant’s reemployment with the Company following distribution of the Participant’s Retirement Benefit hereunder shall have no effect on payment of the Participant’s Retirement Benefit.

ARTICLE IV
ADMINISTRATION
1.1Committee
(a)Responsibilities. The Plan shall be administered by the Committee. The Committee (and its delegates) shall have full discretionary authority to interpret and administer the Plan, make factual findings and determine the amount, if any, payable to any person under the Plan. The Committee’s (and its delegates) decision in any matter involving the interpretation and application of this Plan shall be final and binding on all parties; provided that the Committee may override any decision of a delegate within thirty business days of such decision. The Committee, the Company or any employee, officer or director of the Company or any of its affiliates shall not be liable for any action or determination made in good faith with respect to the Plan or the rights of any person under the Plan.
(b)Authority of Members. The Committee may authorize one or more of their members to execute or deliver any instrument, make any payment or perform any other act that the Plan authorizes or requires the Committee to do, including, without limitation, the retention of counsel and other agents as it may require in carrying out the provisions of the Plan.
(c)Authority to Delegate. Any responsibility or authority assigned to the Committee under this Article IV may be delegated to any other person or persons, by name or in the case of a delegation to an employee of the Company or any of its affiliates by title or position with the Company, consistent with the by-laws or other procedures of the Committee, provided that such delegation is revocable by the Committee at any time, in its discretion. As of the Effective Date, the Committee delegates responsibility to the officers of the Company to carry out day-to-day administration of the Plan, including without limitation, (i) routine communications with Participants, (ii) providing periodic reports to the extent required or desirable under the Plan, (iii) preparing forms and documentation in order to implement the provisions of the Plan, (iv) processing routine payments under the Plan, (v) executing agreements with Plan service providers, (vi) keeping such records as may be necessary for the administration of the Plan, and (vii) such other tasks and duties that the officers deem necessary or desirable to carry out the day-to-day administration of the Plan. Notwithstanding the foregoing, the Committee may revoke its delegation to the officers of the Company as described herein at any time, in its discretion.
(d)Expenses. All expenses of administering the Plan (whether incurred by the Committee or its delegate) shall be paid by the Company and shall not affect a Participant’s right to, or the amount of, benefits.
1.2Claims Procedures
(a)General. The Committee shall have sole discretionary authority with regard to the adjudication of any claims under the Plan. All claims for benefits under the Plan shall be submitted on a form provided for that purpose, which shall be signed by the Participant, beneficiary or any authorized representative thereof (the “Claimant”) and shall be considered filed on the date the claim is received by the Committee. Any claim for benefits under the Plan must be filed within one (1) year after the Claimant first has knowledge of such claim. If a claim for benefits under the Plan is not filed within this period, the Claimant’s claim will be deemed permanently waived and abandoned, and the Claimant will be precluded from reasserting it under these procedures or in a court or any other venue.

(b)Denial of Claims.
(i)Timing of Claims Decision and Notification of Denial. In the event a claim is filed in accordance with Section 4.2(a) and is subsequently denied, in whole or in part, the Committee shall within ninety (90) days provide the Claimant with a written notice which shall be delivered or mailed to the Claimant’s last known address. The notice will include (i) the specific reason or reasons for the adverse determination; (ii) references to the specific Plan provisions on which the determination is based; (iii) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.
(ii)Extension of Timing of Claims Decision. If special circumstances require additional time for processing the claim, the Committee shall advise the Claimant prior to the end of the initial ninety (90)-day period, setting forth the reasons for the delay and the approximate date the Committee expects to render its decision. Any such extension shall not exceed ninety (90) days.
(c)Review of Denied Claims.
(i)Right to Appeal. Within sixty (60) days after receipt of the written notice of denial of a claim as provided in Section 4.2(b), a Claimant may request a review of the denial upon written application to the Committee. If a Claimant fails to file a request for review within sixty (60) days of the denial notification, the claim will be deemed permanently waived and abandoned, and the Claimant will be precluded from reasserting it under these claims procedures or in a court or any other venue. The Claimant shall have, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim and may submit issues and comments in writing. The review shall take into account all comments, documents, records and other information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
(ii)Timing of Appeal Decision. Within sixty (60) days after receipt of a written request for review, the Committee shall render a decision with respect to the appeal of the claim, unless special circumstances require an extension of the time within which to render such decision, in which event such decision shall be rendered as soon as possible and in no event more than 120 days after receipt of the request for review. If an extension of time is required, written notice of the expected decision date and the reasons for the extension shall be furnished to the Claimant before the end of the initial sixty (60)-day period.
(iii)Notification of Appeal Denial. A Claimant whose appeal has been denied by the Committee, in whole or in part, shall be provided written notice from the Committee in a manner reasonably calculated to be understood by the Claimant, which shall set forth (i) the specific reason or reasons for the adverse determination; (ii) references to the specific Plan provisions on which the benefit determination is based; (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits; and (iv) a statement describing any voluntary appeal procedures offered by the Plan and the Claimant’s right to obtain information about those procedures, and a statement about the Claimant’s right to bring a civil action under Section 502(a) of ERISA.

(d)Limitations of Actions. Claimants must follow the claims procedures described in this Article before taking action in any other forum regarding a claim. Any suit or legal action initiated by a Claimant under the Plan must be brought by the Claimant no later than one (1) year following a final decision on the claim as described in Section 4.2(c). The one (1)-year statute of limitations on suits for benefits shall apply in any forum where a Claimant initiates such suit or legal action. If a civil action is not filed within this period, the Claimant’s claim will be deemed permanently waived and abandoned, and the Claimant will be precluded from reasserting it under these procedures or in a court or any other venue.
(e)Discretionary Authority. The Committee shall have full authority to interpret and apply in its sole discretion the provisions of the Plan. The decision of the Committee on appeal shall be final and binding upon any and all Claimants.
(f)Authorized Representative. The claimant may, at his or her own expense, have an authorized representative to act on the claimant’s behalf in pursuing a benefit claim or appeal of the denial of the benefit. In order for a representative to be recognized as acting on behalf of the claimant, the claimant must provide in writing to the Committee the name, address and phone number of the claimant’s authorized representative and a statement that the representative is authorized to act in the claimant’s behalf concerning the claim for benefit, and if applicable, an appeal of the denial of the benefit.
(g)Overpayments. If there has been an overpayment of a benefit to a Participant or Beneficiary, such person, upon receipt of a written notice and explanation, shall promptly return the amount of the overpayment to the Company.
1.3Certain Accelerated Payments. Notwithstanding any other provisions of the Plan to the contrary, the provisions of Section 3.5 shall not be applicable to a payment that becomes due under the following circumstances:
(a)QDROs. The time or schedule of a payment of any Retirement Benefit to an individual other than the Participant may be accelerated as may be necessary to fulfill the requirements of a domestic relations order (as defined in Code Section 414(p)(1)(B)).
(b)Payments Upon Income Inclusion Under Section 409A. The time or schedule of a payment of any Retirement Benefit to a Participant may be accelerated if at any time the Plan fails to meet the requirements of Section 409A of the Code and regulations and other guidance promulgated thereunder; provided, however, that any such payment shall not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Section 409A of the Code and the regulations and other guidance.
ARTICLE V
FUNDING
The Plan is an unfunded arrangement. No portion of any funds of the Company or any of its subsidiaries shall be required to be set apart for a Participant or Beneficiary. The rights of a Participant or Beneficiary to the payment of a Retirement Benefit shall be limited to those of a general, unsecured creditor of the Company who has a claim equal to the value of the Participant’s Retirement Benefit. Retirement Benefits shall be payable from the general assets of the Company, and/or from any grantor trust or other funding vehicle that the Company, in its discretion, may establish consistent with the tax deferral objective of this Plan; provided, however, that no Participant or Beneficiary shall at any time have any right to all or any portion of the assets of or associated with any such trust or other funding vehicle.

ARTICLE VI
AMENDMENT AND TERMINATION
1.1Amendment
The Committee shall have the right to amend the Plan for any reason, at any time and from time to time. No amendment of the Plan shall cause, without the Participant’s written consent, a reduction in the vested Retirement Benefit to which the Participant or the Participant’s Beneficiary would have been entitled as of the effective date of such amendment under the terms of this Plan absent such amendment. Furthermore, no amendment may result in an acceleration of benefit payment (except as may be permitted by Section 409A of the Code).
1.2Termination
The Company may, by action of the Board, terminate the Plan subject to the following provisions:
Upon termination of the Plan, Retirement Benefits accrued and vested as of the date of termination of the Plan shall be held, administered and distributed in accordance with the terms and conditions of the Plan as in effect on the date of Plan termination, except that: Retirement Benefits under the Plan may be distributed prior to the time required under Article III, if all nonqualified deferred compensation arrangements sponsored by the Company and any company required to be aggregated with the Company under Section 414(b) and (c) of the Code that are treated as one arrangement under Section 409A of the Code, are terminated, subject to the following requirements: (i) no payments other than payments that would be payable under the terms of the Plan and such other arrangements if the termination had not occurred are made within twelve (12) months of the termination of the Plan and such other arrangements, (ii) all payments under the Plan and such other arrangements are made within twenty-four (24) months of the date of such termination, and (iii) neither the Company nor any company required to be aggregated with the Company under Section 414(b) or (c) of the Code adopts a new arrangement that would, with the Plan or any such other terminated arrangement, be treated as a single arrangement under Section 409A of the Code, at any time within three (3) years following the date of termination of the Plan and such other arrangements.
ARTICLE VII
GENERAL PROVISIONS
1.1Payments to Minors and Incompetents
If the Participant or any Beneficiary entitled to receive any benefits hereunder is a minor or is deemed by the Board or is adjudged to be legally incapable of giving valid receipt and discharge for such benefits, they will be paid to such person or institution as the Board may designate or to a duly appointed guardian. Such payment shall, to the extent made, be deemed a complete discharge of any such payment under the Plan.
1.2No Contract
This Plan shall not be deemed a contract of employment with the Participant, and no provision hereof shall affect the right of the Company to terminate the Participant’s employment.
1.3Non-Alienation of Benefits
No amount payable to, or held under the Plan for the account of, the Participant or any Beneficiary shall be subject, in any manner, to anticipation, alienation, sale, transfer, assignment,

pledge, encumbrance or charge, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void. No amount payable to, or held under the Plan for the account of, the Participant shall be subject to any legal process of levy or attachment.
1.4Tax Withholding
The Company may withhold from any payments hereunder such amount as it may be required to withhold under applicable federal, state or other tax law or regulation, and transmit such withheld amounts to the appropriate taxing authority. In lieu thereof, the Company shall have the right, to the extent permitted by law, to withhold the amount of such taxes from any other sums due from the Company to the Participant upon such terms and conditions as the Committee may prescribe.
1.5Governing Law
The provisions of the Plan shall be interpreted, construed and administered under the laws of the State of New York applicable to contracts entered into and performed in such state, without regard to the choice of law provisions thereof and to the extent that ERISA and other federal laws do not apply.
1.6Captions
The captions contained in the Plan are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of the Plan or in any way affect the construction of any provision of the Plan.
1.7Severability
If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.
1.8Notices
The Participant shall be responsible for furnishing the Committee with the current and proper address for the mailing of notices and delivery of agreements and payments. Any notice required or permitted to be given shall be deemed given if directed to the person to whom addressed at such address and mailed by regular United States first class mail, postage prepaid. If any item mailed to such address is returned as undeliverable to the addressee, mailing shall be suspended until the Participant furnishes the proper address.
1.9Binding Nature; Assignability
This Plan shall be binding upon the successors and assigns of the Company. The rights or obligations of the Company under this Plan may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and assumes the liabilities, obligations and duties of the Company under this Plan, either contractually or as a matter of law.

1.10Gender, Singular and Plural
All pronouns and variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person(s) requires. As the context may require, the singular may be read as the plural and the plural as the singular.
1.11409A Compliance
The Plan is intended to comply with the requirements of Section 409A of the Code. Consistent with that intent, the Plan shall be interpreted in a manner consistent with Section 409A and in the event that any provision that is necessary for the Plan to comply with Section 409A is determined by the Board, in its sole discretion, to have been omitted, such omitted provision shall be deemed included herein and is hereby incorporated as part of the Plan.
1.12Recovery of Retirement Benefits in Certain Circumstances
Notwithstanding any other provision of this Plan, if the Committee determines that the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirement under the law, whether such noncompliance is the result of misconduct or other circumstances, the Participant’s Retirement Benefits shall be offset, or the Participant shall be required to reimburse the Company, for any amounts credited, earned or payable with respect to any Retirement Benefits to the extent required by and otherwise in accordance with applicable law and any Company policies.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer on the 29th day of March, 2023.

CRANE HOLDINGS, CO.

By: /s/ Christina Cristiano________________

Name: Christina Cristiano

Title: Chief Financial Officer